Exhibit 3.2

ORGANIZATIONAL RULES
OF
MOLECULAR PARTNERS AG

Approved by the Board of Directors
October 6, 2014
(as amended as of May 12, 2017, September 20, 2017,
February 5, 2019 and April 29, 2020)

Table of Contents

I. GENERAL PROVISIONS	3
1. BASIS	3
2. SCOPE	3
II. BOARD OF DIRECTORS	3
3. ORGANIZATION	3
4. FUNCTION AND POWERS	4
5. DUTIES	4
6. DELEGATION AND SIGNING AUTHORITY	6
7. MEETINGS	6
8. AGENDA	7
9. PRESENCE AND QUORUM	7
10. RESOLUTIONS	7
11. INFORMATION AND REPORTING	7
III. CHAIRPERSON, VICE-CHAIRPERSON AND SECRETARY OF THE BOARD OF THE BOARD OF DIRECTORS AND BOARD COMMITTEES	8
12. CHAIRPERSON AND VICE-CHAIRPERSON	8
13. SECRETARY	8
14. BOARD COMMITTEES	8
IV. MANAGEMENT	9
15. CHIEF EXECUTIVE OFFICER	9
16. CHIEF FINANCIAL OFFICER	10
17. MANAGEMENT BOARD	11
V. MISCELLANEOUS	12
18. CONFLICTS OF INTERESTS	12
19. CONFIDENTIALITY	12
20. SIGNATORY POWER	13
21. FINANCIAL YEAR AND ACCOUNTING	13
22. INSURANCE	13
23. FINAL PROVISIONS	14

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I.    GENERAL PROVISIONS
1.    BASIS
1.1.    These organizational rules (the "Rules") are adopted by the board of directors (the "Board of Directors") of Molecular Partners AG (the "Company") pursuant to article 716b of the Swiss Code of Obligations ("CO") and article 17 of its articles of association (the "Articles of Association").
1.2.    These Rules govern the internal organisation as well as functions, powers and duties of the following corporate bodies and persons:
(i)    the Board of Directors and the members of the Board of Directors (the "Directors");
(ii)    the chairperson (the "Chairperson"), the vice-chairperson (the "Vice-Chairperson") and the secretary of the Board of Directors (the "Secretary");
(iii)    the board committees (the "Board Committees") established from time to time pursuant to the Articles of Association and these Rules;
(iv)    the chief executive officer (the "Chief Executive Officer");
(v)    the chief financial officer (the "Chief Financial Officer");
(vi)    the management board of the Company (the "Management Board").

2.    SCOPE
These Rules shall ensure that the Company's business is guided, directed and managed according to clear and uniform principles.

II.    BOARD OF DIRECTORS
3.    ORGANIZATION
3.1    The Board of Directors shall consist of not less than 3 and not more than 11 members (including the Chairperson). The shareholders' meeting of the Company (the "Shareholders' Meeting") shall elect the members of the Board of Directors and the Chairperson of the Board of Directors individually for a term of office extending until completion of the next annual Shareholders' Meeting. Members of the Board of Directors may be re-elected at any time. If the office of the Chairperson is vacant, the Board of Directors shall appoint a new Chairperson from its members for the remaining term of office.
3.2    The Board of Directors may elect a Vice-Chairperson from its members each year immediately following the annual Shareholders' Meeting for a term ending at the closing of the following annual Shareholders' Meeting. The Board of Directors shall
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further appoint the Secretary, who need not be a member of the Board of Directors. The Secretary shall be entitled to participate in the deliberations and discussions of the Board of Directors, but shall not vote, unless he or she is a member of the Board of Directors.

4.    FUNCTION AND POWERS
4.1    Subject to the legal and statutory powers and duties of the Shareholders' Meeting and the statutory auditors, the Board of Directors shall be the ultimate executive body of the Company.
4.2    The Board of Directors shall have the authority to pass resolutions in all matters of the Company that are not reserved to the Shareholders' Meeting or to another corporate body by law, the Articles of Association or these Rules.
4.3    Subject to the limitations set out in this section 4, the Board of Directors shall have the authority to perform all acts that the business objectives of the Company may entail.

5.    DUTIES
5.1    The Board of Directors shall have, in particular, the following non-delegable and inalienable powers and duties (articles 716a and 716b CO and article 19 of the Articles of Association):
(i)    the ultimate direction of the business of the Company and the issuance of the necessary instructions;
(ii)    the determination of the organisation of the Company, including the adoption and revision of these Rules;
(iii)    the organization of accounting, financial control and financial planning of the Company;
(iv)    the appointment and removal of the persons entrusted with the executive management and their representation of the Company;
(v)    the ultimate supervision of the persons entrusted with the management of the Company, specifically in view of their compliance with the law, the Articles of Association, these Rules and the directives of the Board of Directors;
(vi)    the preparation of the business report, the compensation report and the Shareholders' Meetings as well as the implementation of the resolutions adopted by the Shareholders' Meeting;
(vii)    the adoption of resolutions regarding the subsequent payment of capital with respect to non-fully paid up shares and the amendments to the Articles of Association related thereto;
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(viii)    the adoption of resolutions concerning an increase of the share capital to the extent that such power is vested in the Board of Directors (article 651 paragraph 4 CO) and of resolutions concerning the confirmation of capital increases and corresponding amendments to the Articles of Association, as well as the preparation of the required report on the capital increase;
(ix)    the non-delegable and inalienable duties and powers of the Board of Directors pursuant to the Swiss Merger Act and any other law;
(x)    the notification of the court if liabilities exceed assets; and
(xi)    any other matter reserved to the Board of Directors by the law or the Articles of Association.
5.2    In addition, the Board of Directors shall have the following powers and duties:
(i)    approve or make any material change to the business plan, the operational plan or the annual budget;
(ii)    approve individual expenditure (including capital expenditure) in excess of CHF 1,000,000 if such expenditure is not included in the approved annual budget;
(iii)    agree to credit lines, other financial indebtedness or leases exceeding CHF 1,000,000;
(iv)    create any liens or encumbrances of assets outside the normal and ordinary course of business;
(v)    establish the Company's dividend policy;
(vi)    establish a directive and procedure on public disclosure, reporting and securities trading;
(vii)    review and approve the recommendations of the Board Committees;
(viii)    adopt or amend any equity incentive plan, such as a stock option plan and the related documentation, as well as grant or delegate the grant of shares, stock options or other rights under any equity incentive plan;
(ix)    create or close a subsidiary or any joint venture partnership or similar business association of the Company;
(x)    transfer or license any material intellectual property right, other than by entering into material transfer agreements or similar agreements under the strategy agreed by the Board of Directors;
(xi)    enter into any transaction between the Company and any member of the Board of Directors (a "Director") or member of the Management Board, except for ordinary course compensation and expense; and
(xii)    enter into any transaction which would result in a direct or indirect acquisition of, or entering into any legally binding agreement or commitment to acquire, the
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assets of, or effective voting or contractual control over (whether resulting from a purchase of shares, by merger, by consolidation, or otherwise), any other entity.

6.    DELEGATION AND SIGNING AUTHORITY
Subject to the terms of these Rules, the Board of Directors hereby delegates all other duties as well as the day-to-day and operational management of the Company's business to.
6.1    the Chairperson and Vice-Chairperson (article 12)
6.2    the Secretary (article 13);
6.3    the Board Committees (article 14);
6.4    the Chief Executive Officer (article 15),
6.5    the Chief Financial Officer (article 16); and
6.6    the Management Board (article 17).

7.    MEETINGS
7.1    The Chairperson or, should he or she be unable to do so, the Vice-Chairperson or any other Director shall convene meetings of the Board of Directors if and when the need arises or whenever a Director indicating the reasons so requests in writing. Meetings may also be held by telephone or video conference.
7.2    Notice of meetings shall be given at least 10 days prior to the meeting and the notice shall set forth the agenda. In urgent cases, a meeting may be held on appropriate shorter notice. Any Director who is unable to attend a meeting in person shall have the right to attend the meeting by means of telephone or video conference so that all persons participating and attending such meeting can hear and be heard by all others participating and attending the meeting.
7.3    If a Director requests that a meeting be called, he or she shall submit the respective demand to the Chairperson and indicate the grounds for such a request and the agenda of the meeting. In such an event, the Chairperson shall convene the meeting within 10 days after receipt of the respective demand.
7.4    In the event that the Board of Directors is to resolve on an increase of the share capital (article 651 paragraph 4 CO) and on resolutions concerning the confirmation of capital increases and corresponding amendments to the Articles of Association as well as the preparation of the required report on the capital increase, no invitations to the Directors shall have to be sent out.
7.5    Any meeting of the Board of Directors shall be held in English and all written communications and minutes shall be in English, other than as required by applicable law.

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8.    AGENDA
8.1    The items on the agenda of the meetings of the Board of Directors shall be determined by the Chairperson.
8.2    Each Director may request an item to be put on the agenda. Such a request shall, if reasonably possible, be sent to the Chairperson in writing at least 5 days prior to the meeting. In such event, the Chairperson shall immediately communicate the additional items on the agenda to the other Directors before the beginning of the meeting.
8.3    No resolution shall be taken on items that were not on the agenda of the meeting unless all Directors are attending the meeting and agree that such resolution be taken or in case of urgency.

9.    PRESENCE AND QUORUM
9.1    In order to pass resolutions, at least a majority of the Directors must be present. No attendance quorum shall be required for confirmation or amendment resolutions of the Board of Directors in connection with capital increases.
9.2    The Chairperson, or in his absence another Director specifically designated by the majority of the other Directors present at the meeting, shall determine the non-members who may attend the meetings as guests.

10.    RESOLUTIONS
10.1    The adoption of resolutions of the Board of Directors requires a simple majority of the votes cast. Each Director shall have one vote. In the event of a tie, the Chairperson shall have the casting vote.
10.2    Resolutions may be passed by way of circulation (in writing, including by PDF sent by e-mail, or through electronic board tool), provided that no Director requests oral deliberation.
10.3    The resolutions shall be confirmed in the minutes, which are to be signed by the acting chairperson and the Secretary.

11.    INFORMATION AND REPORTING
11.1    Each Director shall be entitled to request information concerning all affairs of the Company. In the meetings of the Board of Directors, all Directors and all persons entrusted with the management of the Company's business shall furnish the requested information.
11.2    Outside the meetings of the Board of Directors, each Director may request information from the persons entrusted with the management of the Company's business
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concerning the course of business and, upon authorization by the Chairperson, concerning particular aspects thereof.
11.3    To the extent necessary to fulfil his or her duties, each Director may request that the Chairperson authorizes the inspection of the books and records of the Company. If the Chairperson rejects a request for information, hearing or inspection, the Board of Directors shall decide whether to grant such request.
11.4    Notwithstanding the foregoing, individual resolutions of the Board of Directors may confer upon the Directors' additional rights to request information, hearing or inspection.

III.    CHAIRPERSON, VICE-CHAIRPERSON AND SECRETARY OF THE BOARD OF DIRECTORS AND Board COMMITTEES
12.    CHAIRPERSON AND VICE-CHAIRPERSON
12.1    The Chairperson shall chair the meetings of the Board of Directors and the Shareholders' Meeting.
12.2    Should the Chairperson be temporarily unable or unavailable to exercise his or her functions, his or her functions shall be assumed by the Vice-Chairperson, or if the latter should also be temporarily unable or unavailable, another Director appointed by the Chairperson, the Vice-Chairperson or the Board of Directors.

13.    SECRETARY
13.1    The Secretary shall keep the minutes of the meetings of the Board of Directors.
13.2    The Secretary shall also be responsible for the correct management of the share register.

14.    BOARD COMMITTEES
14.1    Subject to the powers of the Shareholders' Meeting, the Board of Directors may appoint from among its members Board Committees for specific areas. Together with the appointment of a Board Committee, the Board of Directors shall establish the appropriate rules with respect to the mission, the authority and the reporting of the Board Committee. Notwithstanding the generality of the above, the following Board Committees shall be appointed:
(i)    a nomination and compensation committee (the "Nomination and Compensation Committee");
(ii)    an audit and finance committee (the "Audit and Finance Committee"); and
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(iii)    a research and development committee (the “Research and Development Committee”).
14.2    The Shareholder's Meeting shall elect the members of the Nomination and Compensation Committee individually for a term of office extending until completion of the next annual Shareholders' Meeting. The members of the Audit and Finance Committee and of the Research and Development Committee shall be appointed by the Board of Directors for a term of office extending until completion of the next annual Shareholders' Meeting.
14.3    Members of the Board Committees may be re-elected at any time. If there are vacancies on the Board Committees, the Board of Directors shall appoint from its members suitable substitutes for a term of office extending until completion of the next annual Shareholders' Meeting.
14.4    Further to the principle powers of the Compensation Committee set forth in Article 23 of the Articles of Association, the duties and responsibilities of the Nomination and Compensation Committee, the Audit and Finance Committee and the Research and Development Committee are attached to these Rules (Annexes 1, 2 and 3) and shall be incorporated herein by reference.

IV.    MANAGEMENT
15.    CHIEF EXECUTIVE OFFICER
15.1    The Chief Executive Officer shall be appointed by the Board of Directors for an indeterminate term of office.
15.2    Subject to these Rules and the mandatory provisions of Swiss law, the Board of Directors hereby delegates the executive management of the Company to the Chief Executive Officer. Accordingly, the Chief Executive Officer shall be responsible for the executive management of the Company and its supporting functions. In particular, the Chief Executive Officer shall have the following powers and duties:
(i)    implementing the strategy of the Company and the decisions taken by the Board of Directors and the Board Committees;
(ii)    monitoring and assessing progress against the Company's target and budget;
(iii)    preparing and submitting to the Board of Directors for approval the following matters:
-    the Company's strategy;
-    subject to the powers and duties of the Board Committees, proposals to the Shareholders' Meeting; and
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-    amendments to the Articles of Association, these Rules and signatory authorities of the Company.
(iv)    managing, supervising and coordinating the ongoing business operations of the Company; and
(v)    determining the communication policy of the Company and representing the overall interest of the Company towards its shareholders and third parties and the promotion of investor relations.
15.3    The Chief Executive Officer shall involve the Management Board in all relevant matters and resolutions pertaining to his powers and duties. He or she shall be entitled to delegate some of his or her duties to other members of the Management Board or to third parties. The tasks according to article 16 shall be delegated to the Chief Financial Officer.
15.4    The Chief Executive Officer shall regularly inform the Board of Directors at the meeting of the Board of Directors on the current course of business and all major business matters of the Company including anticipated opportunities and risks. Extraordinary matters including significant unanticipated developments shall immediately be reported to the Chairperson.

16.    CHIEF FINANCIAL OFFICER
Subject to the Rules and the mandatory provisions of Swiss law, the Chief Financial Officer shall be responsible for financial matters of the Company and shall report directly to the Chief Executive Officer. In particular, the Chief Financial Officer shall have the following powers and duties:
16.1    preparing and submitting to the Board of Directors and the Chief Executive Officer for approval the annual budgets, including statements of income, cash-flow statements and balance sheets, and the annual financial statements and statutory accounts for the Company, including statements of income, cash-flow statements, and balance sheets;
16.2    organizing and managing the accounting system as well as the financial control, financial planning and financial reporting of the Company;
16.3    operating and continuously improving the internal control system;
16.4    monthly information and reporting of the financial situation of the Company (with comparison to the preceding financial year and the budget) to the Board of Directors;
16.5    immediate reporting of extraordinary business developments and matters of urgent nature to the chairperson of the Audit and Finance Committee and to the Chief Executive Officer;
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16.6    organizing, supervising and coordinating pension, insurance and risk management matters of the Company;
16.7    monitoring the optimal financing of the Company;
16.8    ensuring compliance with all applicable tax laws and optimizing the Company's effective tax rate;
16.9    managing and maintaining investor relations, in consultation with the Chief Executive Officer;
16.10    supervising compliance with the formal requirements of the capital markets, in particular ongoing reporting obligations with respect to the listing, disclosure and notification obligation according to the Swiss Stock Exchange Act and the Company's policies; and
16.11    participate in the decisions with respect to disclosure of price sensitive facts (ad hoc publicity) and prohibition of trading in any securities relating to the Company in accordance with the laws and the Company's policies.

17.    MANAGEMENT BOARD
17.1    The Management Board shall include as a minimum the Chief Executive Officer, the Chief Financial Officer, the chief operating officer and the chief scientific officer. Other members may be appointed by the Board of Directors from time to time. Except in the case of the Chief Executive Officer and the Chief Financial Officer, a member of the Management Board may assume more than one of the mentioned offices. The Management Board shall be chaired by the Chief Executive Officer.
17.2    All members of the Management Board shall be proposed by the Chief Executive Officer and the Board of Directors shall approve their appointments.
17.3    The Management Board shall be responsible for the management of the Company. It shall implement the strategy of the Company decided by the Board of Directors and shall ensure the execution of the decisions of the Board of Directors in accordance with the law, the Articles of Association, these Rules and the resolutions by the Shareholders' Meeting.
17.4    Meetings of the Management Board shall generally take place at least every four weeks and shall be called by the Chief Executive Officer or his or her delegate or by another member of the Management Board. Every member shall be entitled to ask the Chief Executive Officer to call a meeting by indicating the items to be discussed.
17.5    Notice of meetings shall be given within a reasonable time period in advance in writing or by another suitable means indicating the agenda. Every member of the Management Board may request an item to be put on the agenda and other employees of the Company to participate in the meeting.
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17.6    In order to pass resolutions, at least a majority of the members of the Management Board, and amongst them the Chief Executive Officer or, in his or her absence, his or her delegate, must be present. Resolutions shall be taken with the absolute majority of the votes represented. In the event of a tie, the Chief Executive Officer shall have the casting vote.
17.7    The Chief Executive Officer shall appoint the secretary of the Management Board who shall keep the minutes.
17.8    Every member of the Management Board may request from the Chief Executive Officer and the other members of the Management Board, at any time in and outside of the meetings of the Management Board, to receive information about the Company's affairs and to inspect business documents.
17.9    The Management Board shall take note, generally on a monthly basis, of the reports of the Chief Financial Officer regarding the financial situation of the Company as well as of the other members' reports in the meetings of the Management Board.

V.    MISCELLANEOUS
18.    DUTY OF CARE AND LOYALTY
Each Director and each member of the Management Board shall be under a duty to carry out his or her responsibilities with due care and to safeguard and further the best interests of the Company.

19.    CONFLICTS OF INTERESTS
19.1    The Directors and the members of the Management Board shall arrange their personal and business affairs so as to avoid, as much as possible, a conflict of interest.
19.2    Each Director and each member of the Management Board shall disclose to the Chairman and the Chief Executive Officer, respectively, any conflict of interest generally arising or relating to any matter to be discussed at a meeting, as soon as the Director and member of the Management Board becomes aware of its potential existence.
19.3    The Chairman and the Chief Executive Officer, respectively, shall decide upon appropriate measures to avoid any interference of such conflict of interests with the forming of will and decisions of the Company. In the event of doubt, the Chairman and the Chief Executive Officer, respectively, shall request the respective corporate body to determine whether a conflict of interest exists and to decide upon appropriate measures.
19.4    As a rule, subject to exceptional circumstances in which the best interests of the Company dictate otherwise, the Director or member of the Management Board shall
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not participate in discussions and decision-making involving the matter at stake. The person with a conflict shall have the right to, or may be required by the Chairman and the Chief Executive Officer, respectively, to provide a statement of his or her view of the matter before leaving the discussion.
19.5    While, in minor cases, the information flow may not be affected by the conflict of interest, the Chairman and the Chief Executive Officer, respectively, may decide to limit the information flow to the relevant Director or member of the Management Board or to keep the matter entirely secret with respect to the relevant Director or member of the Management Board. The Chairman and the Chief Executive Officer, respectively, shall advise the respective corporate body of the conflict of interest.

20.    CONFIDENTIALITY
20.1    The members of the Board of Directors and the Management Board shall keep confidential and shall not disclose to any third party information and documents obtained or inspected in connection with the exercise of their function or with the performance of their duties on behalf of the Company. They shall be bound by the obligation of confidentiality even after the termination of their mandate.
20.2    Upon termination of their function, the members of the Board of Directors and the Management Board shall return all documents and data storage media related to the Company.

21.    SIGNATORY POWER
Each Director shall be entitled to sign jointly together with another Director. All other persons entrusted by the Board of Directors with the representation of the Company shall also be entitled to sign jointly together with another person.

22.    FINANCIAL YEAR AND ACCOUNTING
22.1    The Company's financial year shall correspond to the calendar year.
22.2    The Company's accounting policies shall be determined by the Chief Financial Officer in consultation with the Audit and Finance Committee.
22.3    The Company shall establish its annual financial statements as at December 31.
22.4    The Company shall establish semi-annual financial statements to be published to investors.
22.5    The Company shall establish monthly interim financial statements for internal use only.

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23.    INSURANCE
The Company may procure directors' and officers' liability insurance for the members of the Board of Directors and the Management Board in line with best practice for Swiss listed companies.

24.    FINAL PROVISIONS
24.1    These Rules shall enter into force as of the first day of trading of the shares of the Company on the SIX Swiss Exchange Ltd.
24.2    The Board of Directors shall be entitled to issue executive regulations to these Rules.
24.3    These Rules may be amended by the Board of Directors at any time.

Schlieren, April 29, 2020

For the Board of Directors
William M. Burns, Chairman

Annexes

Annex 1: Charter of the Nomination and Compensation Committee
Annex 2: Charter of the Audit and Finance Committee
Annex 3: Charter of the Research and Development Committee
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